Filed pursuant to Rule 424(b)(3)
Registration No. 333-137093
PROSPECTUS SUPPLEMENT NO. 5 DATED MARCH 9, 2007
(to prospectus dated December 22, 2006)
VECTOR GROUP LTD.
3 7/8% Variable Interest Senior Convertible Debentures due June 15, 2026
and
Common Stock Issuable upon Conversion of the Debentures

     This prospectus supplement supplements the prospectus dated December 22, 2006 of Vector Group Ltd. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 3 7/8% Variable Interest Senior Convertible Debentures due June 15, 2026 and the common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.
     The table of selling securityholders contained on pages 65 to 70 of the prospectus is hereby amended to add the following additional selling securityholders.

			Number of Shares of	Number of Shares
	Principal Amount		Common Stock	of Common Stock	Number of Shares of
	of Debentures	Percentage of	Beneficially Owned	that May Be Sold	Common Stock	Percentage of
	Beneficially Owned	Debentures	Before This	Pursuant To This	Beneficially Owned	Common Stock
Name	that May Be Sold	Outstanding	Offering	Prospectus (1)	After this Offering	Outstanding (2)
S.A.C. Arbitrage Fund, LLC (3)	$10,000,000	9.1%	0	488,282	0	*

*	Less than 1%.

(1)	Assumes conversion of all of the securityholders’ debentures at a conversion price of $20.48 per share of common stock. The conversion price is subject to adjustment as described under “Description of Debentures-Conversion Rights” and, as a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using shares of common stock outstanding as of March 8, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s debentures. We did not assume, however, the conversion of any other securityholder’s debentures.

(3)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”), share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steve A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of these securities.

     Investing in the debentures and our common stock involves risks, which are described under “Risk Factors” beginning on page 13 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 9, 2007.